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                      BARR LABORATORIES, INC. AND SUBSIDIARIES
                         COMPUTATION OF PER SHARE EARNINGS
               QUARTER AND SIX MONTHS ENDED DECEMBER 31, 1995 AND 1994
                  (Amounts in thousands, except per share amounts)
                                         1995      1994      1995      1994
                                        QUARTER   QUARTER    Y-T-D     Y-T-D
PRIMARY
    Average shares outstanding           9,305     8,748      9,299     8,743

    Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price             - i        261      - ii       230

                                 Total   9,305      9,009     9,299     8,973

    Net earnings                        $1,989     $2,248    $4,190    $4,093

    Net earnings per share              $ 0.21     $ 0.25    $ 0.45    $ 0.46

FULLY DILUTED
    Average shares outstanding           9,305      8,748     9,299     8,743

    Net effect of dilutive stock options -
    based on the treasury stock method
    using quarter-end market price         371        267        371      267

    Convertible debenture                    -        510          -      510

                                 Total   9,676      9,525      9,670    9,520

    Net earnings                        $1,989     $2,248     $4,190   $4,093

    Deferred finance charges, net of tax     -         14         -        27

    Interest adjustment, net of tax          -        153         -       307

                                 Total  $1,989     $2,415     $4,190   $4,427


    Net earnings per share              $ 0.21     $ 0.25     $ 0.43   $ 0.46iii
i) Stock options of 231 in 1995 are not included because their inclusion results in less than 3% dilution.

ii) Stock options of 223 in 1995 are not included because their inclusion results in less than 3% dilution.

iii) For the six months ended December 31, 1994, the convertible debentures and related interest expense and deferred charges are not included because their inclusion results in less than 3% dilution.

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